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EXHIBIT 10.1


                    ETHANOL PURCHASE AND MARKETING AGREEMENT

This Agreement is entered into as of this 4th day of March 2005, by and between Phoenix Bio-Industries, LLC, a California limited liability company and Kinergy Marketing, LLC, a California limited liability company.

SELLER:                    Phoenix Bio-Industries ("PBI")
                           P. O. Box 1029
                           31120 Nutmeg Road
                           Goshen, CA 93227


BUYER:                     Kinergy Marketing ("KINERGY")
                           1260 Lake Blvd., Suite 225
                           Davis, California 95616

                                   WITNESSETH:

         A. PBI is a manufacturer of ethanol and KINERGY intends to purchase the ethanol from PBI for the purposes of reselling the ethanol on the open market and under the terms and conditions of this Agreement.

         B. Concurrently herewith, PBI, Pacific Ethanol, Inc., a California corporation ("Pacific Ethanol") and Western Milling, LLC, a California limited liability company ("Western") are entering into a WDG Marketing and Services Agreement ("WDG Agreement") whereby Western will have the exclusive right to market the wet distillers grain ("WDGs") produced by Pacific Ethanol's plant to be constructed near Madera, California.

         C. In consideration of the mutual covenants contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

PRODUCT:                   Fuel grade ethanol

QUALITY: Meets ASTM - D4806 specifications for denatured fuel ethanol. During the term of this agreement, PBI agrees to collect samples for each shipment and retain them for a three-month period. Each product sample will be labeled to include the customer order number, production date and any other applicable information.

TERM: The agreement will begin with the commencement of ethanol production at PBI's Goshen plant. The initial term of this Agreement shall be for 2 consecutive years commencing on the date that ethanol is first available for marketing from the Goshen


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                           Plant (the "Initial TERM") and from year to year
                           thereafter until terminated as provided herein. All parties agree that at the end of the Initial Term, assuming the agreement is not terminated as provided herein, then the next renewal term will BE for the balance of the then calendar year. Thereafter, this agreement will automatically RENEW FOR an additional one year term unless either party terminates the agreement 60 days before the end of the renewal term. It is the intent of the parties that after the Initial term of this Agreement and after the Initial term of the WDG Agreement, the renewal term for both Agreements will be one YEAR, on a calendar year basis

VOLUME: KINERGY will market the entire production of ethanol from PBI's Goshen plant, estimated to be approximately 2,000,000 to 2,500,000 gallons per month at start up with expansions at a later date. PM will provide KINERGY with a forecast of production on or before the 15111 of each month for the future month. KINERGY acknowledges that P.8I has only limited storage capacity and KINERGY will use commercially reasonable efforts to remove the ethanol in a timely manner. In the event that stored ethanol exceeds capacity more than 2 times in a 60 day period or for longer than 24 hours at any given time, PBI shall have the right, in addition to any other claims available to PBI under applicable law, to terminate this Agreement. A default under this paragraph shall be communicated to KINERGY's designated representative by facsimile or e-mail.

MEASUREMENT:               Net gallons temperature compensated to 60 degrees
                           Fahrenheit or Net liters at 15 degrees C.

TITLE: Title transfers from seller to buyer at inlet flange of receiving tank

PRICE: KINERGY will pay PBI the gross sales price to the customer less transportation expenses and a 1.0% marketing fee, after transportation expenses. Transportation expenses include, truck, rail and terminal fees. PISS and KINERGY will mutually agree upon the company or companies providing transportation services during the term of this Agreement. PBI has the right to elect to participate in a pool receiving the average price of ethanol marketed by Kinergy in the respective period of the Pacific Ethanol Madera facility and the PBI Goshen facility or PBI has the right to elect to receive the specific price that resulted from its


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                           individual ethanol sales. If the individual sales
                           method is elected, KINERGY shall advise PBI by facsimile or e-mail of the price and obtain PBI's approval thereof.

PAYMENT TERMS:             KINERGY will provide PBI with payment 10 days from
                           shipment of product. If KINERGY is delayed in paying
                           PBI then the finance charge will be 12% per year. If
                           Kinergy or its affiliate or parent company become insolvent or are late in payment by more than five calendar days, then PBI has the right to request that KINERGY provide acceptable security for the account payable and any potential increase therein due to PBI, or PBI has the right to modify the terms herein.
                           Furthermore, should KINERGY become insolvent, PBI has the right to offset any balance owed by PBI or Western Milling to KINERGY, its parent or affiliates, and Pacific Ethanol, including any balance due on the WDG Agreement.

AUDIT OF RECORDS:          During the term of this agreement, PBI may request a
                           spot invoice audit or a complete audit. PBI will be responsible for any hired auditor fees incurred during such audits. The scope of the audit includes the ability for PBI to audit all sales that KINERGY engages in within California.

TERMINATION FOR AS A RESULT OF DEFAULT In addition to the termination provisions provided above, this Agreement may be terminated, without payment of any penalty, as follows:

                  (1) if a party defaults in the payment of any amount when due under this Agreement, and such default continues for a period of ten (10) days after written notice of such default has been given to the defaulting party by the other party; or

                  (2) by either party, immediately upon notice to the other party, if such other party shall have become bankrupt or insolvent, or entered into a composition or assignment for the benefit of its creditors, or had a receiver appointed for its assets, or become the subject of any winding up of its business or any judicial proceeding relating to or arising out of its financial condition; or

                  (3) by either party if the other party shall be in material breach of any of its obligations under this Agreement and shall have failed to cure such breach within twenty (20) days after receiving written notice from the other party of the existence of such breach; or


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                  (4)      by PBI should KINERGY not remove the ethanol in a
                           timely manner such that it materially affects PBI's ability to produce and store ethanol.

                  INDEMNITY:

                  A. PBI agrees to defend, hold harmless and indemnify KINERGY from any and all loss or damage, costs and expenses, including legal fees, incurred by PBI from any claim or action asserted against, made or filed against KINERGY claiming loss or injury of any nature whatsoever, resulting from the performance (or failure to perform) by PBI of this Agreement. The foregoing indemnification obligation shall survive any termination of this Agreement.

                  B. KINERGY agrees to defend, hold harmless and indemnify PBI from any and all loss or damage, costs and expenses, including legal fees, incurred by PBI from any claim or action asserted against, made or filed against PBI claiming loss or injury of any nature whatsoever, resulting from the performance (or failure to perform) by KINERGY of this Agreement. The foregoing indemnification obligation shall survive any termination of this Agreement.

AMENDMENT/WAIVER:

                           This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

SUPERSEDES PREVIOUS AGREEMENTS

                           This Agreement supersedes all prior or
                           contemporaneous negotiations, commitments, agreements (written or oral) and writings between the parties with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will


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                           have no further rights or obligations thereunder.
                           This Agreement and the WDG Agreement constitute the sole and only agreements between the parties regarding the subject matter hereof

GOVERNING LAW/COMPLIANCE:

                           All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the laws of the United States and the State of California.

DISPUTES:                  Any disputes that arise between the parties with
                           respect to the performance of this Agreement shall be submitted to arbitration to the American Arbitration
                           Association, conducted in Tulare County, to be determined and resolved by said Association under its rules and procedures in effect at the time of submission and the parties hereby agree to share equally in the costs of said arbitration.

NOTICES: Any notice hereunder by either party to the other shall be given in writing by personal delivery, by telecopy (with confirmation of transmission) or by certified mail, return receipt requested. A notice shall be deemed given, if by personal delivery or by telecopy, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

HEADINGS:                  The headings of Sections and paragraphs herein are
                           included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

OTHER: Notwithstanding any other provision of the agreement, where not in conflict with the foregoing, all other terms and conditions shall be in accordance with standard industry practice.

CONNECTED AGREEMENTS:      All parties agree that this Ethanol Purchase and
                           Marketing Agreement is being executed in conjunction with the WDG Agreement. Should Pacific Ethanol terminate or not execute the WDG Agreement then PBI has the right to terminate this Agreement.

LEASE: Pacific Ethanol, and it affiliates and subsidiaries, hereby grant to Western Milling the first right of negotiation and last right of refusal to enter into a lease on the Madera facility on terms mutually agreed upon if Pacific Ethanol decides to lease the


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                           facility to a 3rd party. If such a lease were
                           executed it would reserve the right to retain 3 silos for Pacific Ethanol's corn storage if Pacific Ethanol decided to not have Western Milling procure and inventory corn.

FORCE MAJEURE:             KINERGY shall not be liable to PBI for its failure to
                           deliver services hereunder, and PBI shall not be liable to KINERGY for its failure to produce ethanol when such failure shall be due to the failure OF
                           PROCESSING EQUIPMENT, fires, floods, storms, weather conditions, strikes, lock outs, other industrial disturbance, riots, legal interference, governmental action or regulation, acts of terrorism, acts of God or public enemy, or, without limitation by enumeration, any other cause beyond KINERGY's or PBI's reasonable control; provided KINERGY or PBI shall promptly and diligently take such action as may be necessary and practicable under the then existing circumstances to remove the cause of failure and resume delivery of services or ethanol. The party seeking to invoke this provision shall provide notice within 48 HOURS OR SUCH other time as is reasonable under the circumstances. The party shall further notify the other party as to the time when the force majeure condition is no longer in effect.

SUCCESSORS AND ASSIGNS:    This Agreement shall be binding upon and will inure
                           to the benefit of the parties hereto and their respective successor and assigns and wherever a reference in this Agreement is made to either of the parties hereto such reference will be deemed to include, if applicable, also a reference to the successors and assigns of such party, as if in every case so expressed. Notwithstanding the foregoing, KINERGY shall not assign this Agreement without the express written consent of PBI which consent shall not be unreasonably withheld.

         In witness whereof, the parties hereto have EXECUTED THIS Agreement on the date indicated below.

Phoenix Bio-Industries Inc.                  Kinergy Marketing, LLC.


By /s/ Richard Eastman                       By /s/ Neil Koehler
   -----------------------                      --------------------
Richard Eastman, President                   Neil Koehler, President
Date: March 10, 2005                         Date: March 10, 2005


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Western Milling LLC.                         Pacific Ethanol, Inc.


By /s/ Kevin Kruse                           By /s/ Ryan Turner
   -------------------                          --------------------
Kevin Kruse, President                       Ryan Turner, COO
Date: March 4, 2005                          Date: March 10, 2005

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